UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 17, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Wednesday, January 30, 2013. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing companies to furnish proxy material to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy material and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a printed copy of the proxy statement and our Annual Report on Form 10-K by mail as in previous years.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

/s/ Richard J. Penn
Richard J. Penn
Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 29, 2013.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 29, 2013.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 30, 2013

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Wednesday, January 30, 2013, for the following purposes:

1.	To elect a board of seven directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To hold a non-binding, advisory vote regarding the compensation of our named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013.

4.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 5, 2012 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also mark, sign and date the paper proxy card you received to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

/s/ Peggy Steif Abram
Peggy Steif Abram
Secretary

Hutchinson, Minnesota

December 17, 2012

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Wednesday, January 30, 2013 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy material and vote their shares over the Internet. These shareholders will not receive proxy material by mail unless they specifically request that printed copies of the proxy material be sent to them. The Notice tells these shareholders how to request printed or e-mail copies of our proxy material.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will receive a printed copy of our proxy material by mail.

On or about December 17, 2012, we will begin mailing to the registered holders of our common stock at the close of business on December 5, 2012 our proxy material, including the form of proxy solicited by our board of directors. On or about the same date, the Notice Regarding the Availability of Proxy Material will be mailed to each shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization.

Record Date and Quorum

Only shareholders of record at the close of business on December 5, 2012 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 24,045,618 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the seven director nominees, FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013 and FOR the approval of the non-binding, advisory vote regarding the compensation of our named executive officers. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors or approval of the compensation of our named executive officers. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013 and the non-binding, advisory vote regarding the compensation of our named executive officers.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our annual meeting of shareholders to be held in January 2014, the proposal must be received by us at our principal executive offices no later than August 19, 2013. The proposal must include proof of ownership of our stock and satisfy the other requirements of SEC Rule 14a-8.

Our restated bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders other than for inclusion in our proxy statement in compliance with SEC Rule 14a-8. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing on a timely basis, together with certain specified information relating to such shareholder’s identity, stock and derivative ownership, the identity and background of the director nominees and other matters. We must receive the notice of a shareholder’s intention to introduce a nomination or to propose an item of business at our annual meeting of shareholders to be held in January 2014 at our principal executive offices no later than November 1, 2013.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our restated bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor has been elected and qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at seven and has nominated the seven persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Richard J. Penn’s appointment to the board of directors was effective in October 2012 in conjunction with his appointment as president and chief executive officer. William T. Monahan is also a current director of our company but is not standing for re-election at the annual meeting.

Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion or our board of directors may recommend that the number of directors to be elected be reduced. The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Wayne M. Fortun	63	Chairman of the Board of Directors	1983
Richard J. Penn	56	President, Chief Executive Officer and Director	2012
Martha Goldberg Aronson	45	Director	2010
Russell Huffer	63	Lead Director	1999
Frank P. Russomanno	65	Director	2011
Philip E. Soran	56	Director	2011
Thomas R. VerHage	59	Director	2006

Martha Goldberg Aronson has been Executive Vice President and President, Global Healthcare, of Ecolab Inc., a global leader in water, hygiene and energy technologies and services, since September 2012. She joined Ecolab in June 2012 and initially served as Ecolab’s Executive Vice President of Strategic Planning. Prior to joining Ecolab, Goldberg Aronson had been Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, from March 2008 to November 2009 she served as Senior Vice President at Medtronic, Inc., a leading manufacturer of medical devices. From May 2006 to March 2008 she served as Medtronic’s Vice President – Investor Relations, and from 2003 to 2006 she served as its Vice President, Neurological and Diabetes for Western Europe. Prior to joining Medtronic in 1991, Ms. Goldberg Aronson was an associate consultant at Bain & Company, a global management consulting firm.

Ms. Goldberg Aronson’s years of executive experience in the medical technology and health-care industry provide her with knowledge and expertise in the development and communication of effective business strategies and the pursuit of technological innovation. She provides useful perspective on international business matters, and through her prior investor relations role at Medtronic, has insight in communicating with our company’s investors.

Wayne M. Fortun has been with our company since 1975, and has been Chairman of our board of directors since October 1, 2012. He was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and served as President and Chief Executive Officer until September 30, 2012. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

During Mr. Fortun’s 37 years with our company, he has developed extensive experience and critical knowledge of our company and the disk drive and medical device industries in which we operate. His intense familiarity with our operations and technologies enable him to be uniquely qualified to serve on our board of directors. His service on the boards of two other public companies provides him with additional valuable operational and managerial perspectives.

Russell Huffer retired from his positions with Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, in August 2011. From 1999 until January 2011, Mr. Huffer served as Chairman of Apogee’s board of directors. He also served as President, Chief Executive Officer and a director of Apogee from 1998 until his retirement, and had served in various senior management positions with Apogee and its subsidiaries since 1986. In October 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

Mr. Huffer’s experience as the chief executive officer and in other senior management positions at Apogee provides extensive operational and management insight to our company. His many years at Apogee provide a deep familiarity with the issues associated with technology excellence and operations in a manufacturing company. As a recently retired chief executive officer of a public company, he also has a keen understanding of the management and operational requirements of a publicly traded company.

Richard J. Penn has been with our company since 1981, and has been our President and Chief Executive Officer since October 1, 2012. Mr. Penn served as our Senior Vice President and President of our Disk Drive Components Division from March 2011 until September 30, 2012. He was Senior Vice President and President of our BioMeasurement Division from April 2007 to March 2011. Prior to that, he was Vice President of Operations from October 2003 to November 2005, and was Senior Vice President and President of our Disk Drive Components Division from November 2005 to April 2007.

During his 31 years with our company, Mr. Penn has developed broad knowledge of our company’s operations, processes and products. His deep familiarity with our customers and with the industries in which our businesses operate, together with the division leadership positions he has held at our company, provide him with the unique capabilities and experience to develop, implement and communicate our business strategies and, as our chief executive officer, lead our business efforts.

Frank P. Russomanno retired from his positions with Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, in May 2010. He served as Chief Executive Officer of Imation from April 2007 until his retirement and as Vice Chairman from March 2009 until his retirement. He had also served as Imation’s President from April 2007 to March 2009 and served as a director of Imation from April 2007 until he retired. Mr. Russomanno previously served as Chief Operating Officer of Imation from November 2003 to April 2007, and he was also acting Chief Executive Officer and President from November 2006 to April 2007. Prior roles with Imation include President of Data Storage and Information Management and Director of Corporate Sales and Marketing. Mr. Russomanno began his career with 3M Company in 1973 and served in various roles there, including European Business Unit Director, until 3M spun off Imation in 1996. Mr. Russomanno is also a director of Emrise Corporation.

Mr. Russomanno has extensive executive experience leading a global technology company, with specific expertise in the challenges and opportunities facing the data storage industry. His leadership role within a publicly traded company has provided him an understanding of corporate governance and investor relations issues. Mr. Russomanno also provides our board of directors with valuable insights on marketing technology products nationally and internationally.

Philip E. Soran co-founded Compellent Technologies, Inc., a publicly traded company that provided highly virtualized storage solutions with automated data management features for enterprise and cloud-computing environments, in 2002. He served as its President and Chief Executive Officer until February 2011, when it was acquired by Dell Inc. Mr. Soran served as the President of Dell Compellent from February 2011 until March 2012. Prior to co-founding Compellent Technologies, Mr. Soran served as Chief Executive Officer and President of XIOtech Corp., a network storage vendor that he co-founded in 1995. He has also served as an Executive Vice President at Prodea Software and has held various management, sales, marketing and technical positions at IBM. Mr. Soran is also a director of SPS Commerce, Inc. and Help Systems. Mr. Soran was also a director of Stellent, Inc., from 2003 to 2006 until the company was acquired by Oracle Corporation.

Mr. Soran’s experience in founding and building data management companies provides strategic and operational insight to our board of directors, particularly with respect to emerging technology business opportunities. Our board also benefits from the management and leadership experience he gained as the chief executive officer of a publicly traded company and his experience as a director of other public companies.

Thomas R. VerHage retired from his positions with Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, in October 2011. From 2004 until his retirement, Mr. VerHage served as Vice President and Chief Financial Officer of Donaldson. Prior to joining Donaldson Company, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He is also a director of Franklin Electric Co., Inc.

Mr. VerHage has extensive public company finance, accounting and audit experience from his recent experience as chief financial officer of a global manufacturing company and his past positions in the public accounting industry. Mr. VerHage’s financial and public accounting experience provides him with broad knowledge related to financial oversight and management of financial resources. As the recently retired chief financial officer of a public company, he also has relevant and valuable expertise in providing guidance on financial and risk management processes and in communicating with investors. In addition, Mr. VerHage has valuable insights into our Disk Drive Components Division’s end markets and customers through his work with Donaldson Company’s disk drive filter business.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held seven meetings during our fiscal year that ended September 30, 2012. Each director attended at least 87% of the meetings of our board of directors and committees on which he or she served during fiscal 2012.

Committees of Our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
Martha Goldberg Aronson	—	Member	Member	—
Russell Huffer	Member	Member	Chair	—
William T. Monahan	—	Chair	—	Member
Frank P. Russomanno	Member	—	Member	—
Philip E. Soran	—	Member	—	Member
Thomas R. VerHage	Chair	—	—	Member
Wayne M. Fortun, Chairman	—	—	—	Chair
Richard J. Penn, President and CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2012. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. VerHage is our “audit committee financial expert” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in

Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee held six meetings in fiscal 2012. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii) approving the grant of equity-based incentive awards to each of our executive officers and non-employee directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for the prior fiscal year’s performance and performance targets for the annual cash incentive plan for the current fiscal year, and approves the grant of equity awards to all of our executive officers. The compensation committee bases these recommendations on its review of competitive market data from nationally recognized compensation surveys, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Recommendations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without the chief executive officer present and are based on the committee’s evaluation of the chief executive officer’s performance for the prior fiscal year, considering feedback from each of the chief executive officer’s direct reports and all members of the board of directors. The compensation committee’s recommendations on base salary, annual cash incentive payout for the prior fiscal year’s performance and performance targets for the current fiscal year’s annual cash incentive plan for the chief executive officer and the chairman of the board are presented to the independent directors for approval, and the compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval. Our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and market information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these recommendations primarily on its review of competitive market data from nationally recognized compensation surveys.

Our compensation committee is authorized to retain outside compensation consultants at such times and for such purposes as the committee deems appropriate. During fiscal 2012, the compensation committee engaged Compensia, Inc. to review our compensation program design. None of Compensia’s recommendations had an effect on compensation paid in fiscal 2012. Compensia does not provide any other services to the company other than those relating to executive and director compensation. We have concluded that the work of the compensation consultants in fiscal 2012 did not raise any conflict of interest.

The compensation committee delegates to the chief executive officer authority to approve equity awards involving a limited number of shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our governance and nominating committee held four meetings in fiscal 2012. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee assesses the value to our customers of our products and services in each of our target markets. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving such increases, and management’s effectiveness in increasing the value proposition of our products and services in our markets. Our competitive excellence committee held four meetings in fiscal 2012. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Ms. Goldberg Aronson and Messrs. Huffer, Monahan, Russomanno, Soran and VerHage are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our board of directors also has determined that Mark A. Augusti, who resigned from our board of directors effective May 9, 2012, was “independent” under that same definition.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year period between our annual shareholder meetings in 2012 and 2013.

Compensation Element	Amount Payable
Annual cash retainers
• Board member (1)	$31,630
• Audit committee chair	$15,000
• Compensation committee and governance and nominating committee chairs	$5,000
• Audit committee member (other than the chair)	$5,000
Meeting fee (1)(2)	$1,250
Stock option award (3)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)	Effective in the first quarter of fiscal 2013, the annual retainer for board members and meeting fees have been reduced by 5%.
(2)	We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.
(3)	We provide a stock option award of 5,000 shares to each non-employee director on the date he or she is first elected or appointed to the board and provide a stock option award of 5,000 shares to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2012.

Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Mark A. Augusti	34,565	5,796	40,361
Martha Goldberg Aronson	52,880	5,796	58,676
Russell Huffer	69,034	5,796	74,830
William T. Monahan	55,380	5,796	61,176
Frank P. Russomanno (3)	74,670	5,796	80,466
Philip E. Soran (3)	60,390	5,796	66,186
Thomas R. VerHage	74,130	5,796	79,926

(1)	For fiscal 2012, each non-employee director could elect to receive some or all of the retainer payments to which he or she was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made, rounded down to the nearest whole share. The following directors made such elections and received the number of shares indicated during fiscal 2012:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Mark A. Augusti	3,408	7,908
William T. Monahan	19,864	36,630
Frank P. Russomanno	20,203	36,601
Philip E. Soran	23,698	42,890

(2)	Each non-employee director who was a member of our board on January 25, 2012, the date of our 2012 Annual Meeting of Shareholders, received a non-statutory stock option award of 5,000 shares with an exercise price of $1.53 per share on that date. The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2012, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012. Mr. Augusti’s stock option grant was forfeited upon his resignation from the board of directors on May 9, 2012.

The aggregate number of shares subject to exercisable and non-exercisable options held by each non-employee director as of September 30, 2012 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/30/12	Number of Shares Underlying Unexercisable Options at 9/30/12
Martha Goldberg Aronson	6,667	8,333
Russell Huffer	33,167	5,833
William T. Monahan	36,167	5,833
Frank P. Russomanno	1,667	3,333
Philip E. Soran	1,667	3,333
Thomas R. VerHage	27,167	5,833

(3)	Cash retainers are paid in advance in February and August of each year, following election or re-election to the board at the annual meeting of shareholders held in January. Messrs. Russomanno and Soran joined the board in October 2011, between scheduled payment dates, and in addition to the two scheduled payments in fiscal 2012 they each received a prorated payment for their service on the board from October 2011 to February 2012.

Stock Option Grants

We grant each non-employee director a non-statutory stock option award on the date he or she is first elected or appointed to the board and grant an award to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting. Until the 2011 Annual Meeting of Shareholders, these grants were made under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “1996 Incentive Plan”). Starting with the 2011 Annual Meeting of Shareholders, these grants are made under our 2011 Equity Incentive Plan (the “2011 Incentive Plan”), which was approved by our shareholders at that meeting. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option granted in fiscal 2012 becomes exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, vested options will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case vested options will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, each vested option will remain exercisable until the end of its originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company (see “Potential Payments Upon Termination or Change in Control” beginning on page 30 for more information).

Required Vote

Election to our board of directors of each of the seven nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that our shareholders vote FOR the election of each of the seven nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual meeting of shareholders.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will include executive sessions of the independent directors without management present.

•

Lead Director. If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•

Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value, measured as the greater of current value or original value, is at least five times the amount of the annual board retainer.

•

Limitations on Other Board Memberships. None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the board of more than two other public companies, and no member of our audit committee should serve on the audit committee of more than two other public companies.

•

Change in Status. Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

•

Director Orientation and Continuing Education. Each new director will participate in an orientation program, which will include briefings by senior management on the company’s strategic plans, significant operations, and accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

•

Code of Ethics and Conduct. Our board of directors has adopted a Code of Ethics and Conduct applicable to all of our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Board’s Leadership Structure

Our company does not have a written policy with respect to separation of the roles of chief executive officer and chairman of the board of directors, because our board of directors believes it is in the best interests of our company to make that determination based on the circumstances. Our chief executive officer does not currently serve as chairman of the board of directors. In addition to other customary duties as chairman of the board of directors, Mr. Fortun consults regularly with our chief executive officer regarding the strategic direction of the company and provides input on the schedules and agendas for meetings of our board of directors. Because Mr. Fortun is not an independent director, our independent directors have selected Mr. Huffer from among themselves to serve as lead director.

As lead director, Mr. Huffer (i) presides as chair of meetings of our board of directors when the chairman of the board of directors is absent, (ii) organizes, convenes and presides over executive sessions of the independent directors, (iii) serves as the principal liaison between the independent directors and the chairman of the board of directors and chief executive officer, (iv) consults with the chairman of the board of directors in establishing schedules and agendas for meetings of our board of directors, and (v) serves in such other capacities with such other duties as the independent directors may determine from time to time.

Our company’s current leadership structure recognizes the day-to-day management role of the chief executive officer, the depth of company and industry experience of our current chairman of the board of directors, and the benefits of having a leader among independent directors to facilitate communication among our independent directors and the chairman of the board of directors and chief executive officer. Our board of directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of our company because it strengthens the board of directors’ role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our company’s shareholders.

Board’s Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our board of directors is responsible for risk oversight. The board of directors has delegated to the audit committee primary responsibility for reviewing and discussing with management our company’s policies and procedures with respect to risk assessment and management. Management has established a Risk Management Team, which consists of company personnel representing multiple functional areas and is led by the company’s internal audit director, to actively assess the company’s risks and to create and implement strategies to mitigate those risks. The Risk Management Team reports its activities and current assessments at every audit committee meeting. The audit committee periodically reports to the board of directors on risk oversight issues and concerns.

The board of directors may delegate specific areas of risk oversight to other committees as well. The compensation committee currently is responsible for reviewing management’s assessment of the relationship of the company’s compensation policies and practices to risk.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy-setting level, sufficient time to devote to our affairs and high-level managerial experience;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;

•

whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•

whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to ours.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion in the slate of directors for election at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy or a newly created board position during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company’s common stock held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our restated bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the members of our board of directors who were serving on the board at the time attended the 2012 Annual Meeting of Shareholders except for Mr. Augusti.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with Our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee must approve any related person transaction in which our company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

No related person transactions were approved or identified in fiscal 2012.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, our shareholders are entitled to cast an advisory vote to approve the compensation of our named executive officers. While this vote is not binding on the company, our board of directors will consider the outcome of the vote when making future compensation decisions for our executive officers.

We believe that our compensation program is strongly aligned with the long-term interests of our shareholders and that there should be a strong relationship between pay actually received and corporate performance. Our named executive officers are compensated in a manner consistent with the company’s strategy, competitive practice, sound corporate governance principles and shareholders’ interests and concerns. We urge you to read the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion included in this proxy statement for additional details on our company’s compensation program.

We are asking that our shareholders vote on the following resolution:

RESOLVED, that the shareholders approve on an advisory basis the compensation of Hutchinson Technology Incorporated’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Our board has decided that the company will hold an advisory vote on executive compensation annually until the next vote is held regarding the frequency of shareholder votes on executive compensation. The next advisory vote on executive compensation will be held at our next annual meeting of shareholders in January 2014.

Our board of directors recommends that our shareholders vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd. and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 29, 2013, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 29, 2013.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees paid or accrued by us for professional services provided by Deloitte & Touche for fiscal 2012 and 2011.

Description of Fees	Fiscal 2012 Amount	Fiscal 2011 Amount
Audit Fees	$558,000	$498,000
Audit-Related Fees	192,000	215,000

Total Audit and Audit-Related Fees	746,000	713,000
Tax Fees:
Tax Compliance Fees	148,000	278,000
Tax Consultation and Advice Fees	20,000	25,000

Total Tax Fees	168,000	303,000
All Other Fees	2,000	2,000

Total	$920,000	$1,018,000

Audit Fees

The audit fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche related to registration statements, other SEC-required correspondence and filings, and consultation on financial accounting standards.

Tax Fees

The tax fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for tax compliance, consisting of preparation of tax returns, tax consultation and tax advice, consisting primarily of international tax planning. In fiscal 2011 we also incurred costs related to a transfer pricing study and the shutdown of our BioMeasurement Division’s European offices, as well as increased compliance costs related to our expatriate employees.

All Other Fees

The amounts shown for fiscal 2012 and 2011 consist of fees for research services.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2012 and 2011, all of the services listed under the headings Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by our audit committee.

Our board of directors recommends that our shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2013.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 5, 2012, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and director nominee, each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At December 5, 2012, there were 24,045,618 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares (2)
Directors, director nominees and executive officers:
Wayne M. Fortun	860,553	(3)	3.6%
Martha Goldberg Aronson	41,667	(4)	*
Russell Huffer	73,860	(5)	*
William T. Monahan	101,255	(6)	*
Frank P. Russomanno	33,870	(7)	*
Philip E. Soran	40,365	(8)	*
Thomas R. VerHage	176,491	(9)	*
David P. Radloff	102,195	(10)	*
Richard J. Penn	325,675	(11)	1.4%
R. Scott Schaefer	198,717	(12)	*
Connie L. Pautz	60,235	(13)	*
Executive officers and directors as a group (12 persons)	2,074,804	(14)	8.7%

Other beneficial owners:
Dimensional Fund Advisors LP	1,993,418	(15)	8.3%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Liberty Harbor, LLC	3,421,163	(16)	14.2%
1 American Lane Greenwich, Connecticut 06831
Silver Lake Group, L.L.C.	1,194,232	(17)	5.0%
c/o Silver Lake 2775 Sand Hill Road, Suite 100 Menlo Park, California 94025
Timothy J. Stabosz	1,323,075	(18)	5.5%
1307 Monroe Street LaPorte, Indiana 46350
Zazove Associates, LLC	2,310,231	(19)	9.6%
1001 Tahoe Boulevard Incline Village, Nevada 89451

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options or warrants that are currently exercisable or exercisable within 60 days of December 5, 2012. Excludes fractional shares held by any listed beneficial owner.
(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options or warrants held by that person or members of the group that are currently exercisable or exercisable within 60 days of December 5, 2012 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 533,344 shares covered by options granted to Mr. Fortun.
(4)	Includes 6,667 shares covered by options granted to Ms. Goldberg Aronson. The remaining 35,000 shares are held in a trust of which Ms. Goldberg Aronson is the trustee.

(5)	Includes 33,167 shares covered by options granted to Mr. Huffer.
(6)	Includes 36,167 shares covered by options granted to Mr. Monahan.
(7)	Includes 1,667 shares covered by options granted to Mr. Russomanno.
(8)	Includes 1,667 shares covered by options granted to Mr. Soran.
(9)	Of these shares, Mr. VerHage holds 62,900 in joint tenancy with his wife. Includes 27,167 shares covered by options granted to Mr. VerHage.
(10)	Includes 84,520 shares covered by options granted to Mr. Radloff.
(11)	Includes 234,550 shares covered by options granted to Mr. Penn.
(12)	Includes 149,550 shares covered by options granted to Mr. Schaefer.
(13)	Includes 57,735 shares covered by options granted to Ms. Pautz.
(14)	Group consists of all directors and executive officers as of December 5, 2012. Includes 1,216,231 shares covered by options granted to our executive officers and directors.
(15)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 14, 2012 and reflects beneficial ownership as of December 31, 2011.
(16)	The number of shares indicated consists of shares underlying warrants issued to affiliates of Liberty Harbor, LLC on March 28, 2012, which may be exercised at any time, provided that the warrants cannot be exercised to the extent that the holder, together with the holder’s affiliates, would beneficially own in excess of 9.99% of the shares of the company’s common stock immediately after giving effect to such exercise.
(17)	The number of shares indicated consists of 1,545,581 shares, adjusted as described below, reported to the SEC in a Schedule 13G/A filed by Silver Lake Group, L.L.C. on February 7, 2012 and reflecting beneficial ownership as of December 31, 2011. Silver Lake Group, L.L.C. has shared voting power with three other related entities—Silver Lake Credit Fund, L.P.; Silver Lake Financial Associates, L.P.; and SLFA (GP), L.L.C.—with respect to the shares reported in the Schedule 13G/A. The 1,545,581 shares number reported to the SEC in Silver Lake Group, L.L.C.’s Schedule 13G/A has been adjusted as follows: (1) a decrease of 799,186 shares underlying the company’s 8.50% Convertible Senior Notes due 2026 that Silver Lake Group, L.L.C. reported in the Schedule 13G/A and subsequently tendered pursuant to an offer to purchase that settled on April 12, 2012; and (2) an increase of 447,837 shares underlying a warrant issued to Silver Lake Credit Fund, L.P. on March 28, 2012. This warrant was subsequently exercised on a cashless basis, resulting in the issuance of 445,837 shares.
(18)	The number of shares indicated is based on information reported to the SEC in a Schedule 13D filed by Mr. Stabosz on November 13, 2012 and reflects beneficial ownership as of November 1, 2012.
(19)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Zazove Associates, LLC on January 26, 2012 and reflects beneficial ownership as of December 31, 2011.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2012 compensation program for our named executive officers, who are:

•	Wayne M. Fortun, who was our President and Chief Executive Officer through September 30, 2012, and became Chairman of our board of directors October 1, 2012,

•	David P. Radloff, Vice President and Chief Financial Officer,

•	Richard J. Penn, who was our Senior Vice President and President of the Disk Drive Components Division through September 30, 2012, and became our President and Chief Executive Officer October 1, 2012,

•	R. Scott Schaefer, Vice President and Chief Technology Officer, and

•	Connie L. Pautz, Vice President of Human Resources.

Compensation Philosophy

A key principle we follow in evaluating our overall executive compensation program is that the total compensation an executive receives must be aligned with the value created for our shareholders and the executive’s impact on the company’s performance. Our program is intended to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success.

Our executive compensation program is designed to:

•	align the financial interests of our executives with those of our shareholders by allocating a significant portion of their compensation opportunity to long-term equity-based incentives;

•

make a significant portion of an executive’s total compensation variable and performance-based, and place greater emphasis on the variable and performance-based elements as the responsibilities of a position increase;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	make our total compensation program competitive with the compensation practices of comparable companies in the technology industry; and

•	avoid encouraging unnecessary or excessive risk taking.

Overview

Our financial performance in recent years has suffered from significant reductions in demand for suspension assemblies provided by our Disk Drive Components Division, due primarily to supply chain realignments by our customers that resulted in our loss of market share and, in fiscal 2012, to unprecedented flooding in Thailand that caused us to temporarily suspend operations at our Thailand manufacturing facility and suppressed the overall production capacity of the hard disk drive supply chain. Our financial performance has also been affected by lower than expected sales in our BioMeasurement Division. Consistent with our pay for performance principles, these developments have had a significant effect on the compensation of our executive officers during recent years:

•

Largely reflecting salary reductions that occurred in fiscal 2008 and 2009, the annual base salary for fiscal 2012 that was set for each of the named executive officers who have been executive officers since fiscal 2007 was equal to or less than the annual base salary set for each of these individuals in December 2007.

•

The payouts to our named executive officers under our annual cash incentive plan for fiscal 2011 (19.2% of the aggregate target payout amount) and 2012 (18.4% of the aggregate target payout amount) were the first such payouts since fiscal 2007.

•

The aggregate grant date fair value of equity awards made to our named executive officers during each of the fiscal years 2010–2012 was 71.6%, 31.2% and 16.0%, respectively, of the aggregate grant date fair value of the equity awards made to the same individuals during fiscal 2007.

•

Except for stock options granted on November 29, 2011 with an exercise price of $1.70 per share, all other stock options held by our named executive officers have an exercise price that is greater than our 2012 fiscal year-end share price of $1.75. No named executive officer has exercised any option during the past four years.

Our compensation committee annually reviews the structure and operation of our executive compensation program in light of factors such as the company’s performance, the economic environment, competitive conditions, industry trends and our internal operating plans, and took the following actions affecting the compensation of our named executive officers for fiscal 2012:

•

Equity awards in fiscal 2012 included restricted stock units (“RSUs”) in addition to stock options, reflecting the view that adding RSUs would increase the retention value of the long-term equity incentives.

•

Corporate financial goals and certain Disk Drive Components Division operational goals under the annual cash incentive program were modified in January 2012 to reflect the expected impact of the flooding in Thailand. Payouts for fiscal 2012 for our named executive officers were 18.4% of the aggregate target payout amount, reflecting performance against the modified goals.

•

Base salary increases generally reflected either a return to annual base salary levels of December 2007 or, in the case of named executive officers promoted to their positions during fiscal 2011, a decision to improve the individual’s position relative to market.

At our annual shareholders meeting in January 2012, 79.4% of the votes cast approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting. Our compensation committee considers the results of the annual shareholder vote in its deliberations, and has retained an independent compensation consultant to review the design and operation of our executive compensation program and identify potential changes in or enhancements to our compensation policies and practices, such as the use of a peer group of companies as an aid in understanding and responding to compensation market practices.

Compensation Elements

Total direct compensation (“TDC”) for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

•

Base Salary – Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce and control costs in response to challenging business conditions.

•

Annual Cash Incentive – Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

•

Long-Term Equity Incentive – Our long-term incentive program has historically been focused on stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. As noted above, time-based RSUs were included in the long-term equity incentive component in fiscal 2012 for our named executive officers because of the continuing retention value of RSUs.

In addition to these elements of TDC, our executive compensation program includes severance arrangements for senior executives as discussed on page 23, minimal perquisites, and participation in the same programs involving health and welfare benefits, 401(k) retirement benefits and length of service awards as are made available to our employees generally.

Pay for Performance

We believe that there should be a strong relationship between pay actually received and corporate performance (as reflected in both financial results and stock price), and our executive compensation program reflects this belief. Specifically, it has been our practice to provide a significant portion of each executive officer’s TDC opportunity in the form of an annual cash incentive opportunity and equity grants. An increasing emphasis has been placed on these variable components of the TDC opportunity as the level of responsibility of the executive officer’s position increases. For example, for fiscal 2012, the variable components of Mr. Fortun’s TDC opportunity represented 54.6% of his target TDC, while the comparable percentage for Mr. Penn was 43.2% and for the other named executive officers ranged from 35.9% to 38.9%.

We do not, however, have specific policies governing the allocation of the target TDC opportunity among its fixed and variable components. For example, in recent years the depressed level of our company’s stock price has made it impossible to issue equity awards with grant date fair values comparable to the values associated with equity awards in prior years without incurring unacceptable levels of shareholder dilution and share usage under our equity incentive plan. As a result, the aggregate grant date fair value of equity awards to the group consisting of our named executive officers in each fiscal year during the period 2009–2012 has been significantly less than the corresponding value of awards made to the same group in either fiscal 2007 or 2008, and the percentage of target TDC attributable to the equity component correspondingly has been less.

Given the nature of the variable compensation components, the actual compensation paid out under the annual cash incentive plan or realized through the exercise of vested stock options or the settlement of vested RSUs can and does vary significantly from targeted compensation levels. Whether and to what degree the company and its divisions achieve their pre-established financial and operational performance goals under the annual cash incentive plan, and the degree to which the company’s stock price increases or decreases, together determine the degree to which compensation that is actually realized corresponds to targeted compensation amounts. When we surpass performance objectives, our executives are rewarded accordingly through the operation of these variable components, but when we fall short of our objectives, compensation actually realized decreases correspondingly.

As an example, the TDC realized by our chief executive officer during the past five fiscal years (2008–2012) was $3,154,920, which represents only 39.2% of his target TDC of $8,041,267 for those years. For these purposes, target TDC includes (a) base salary for each year, (b) the target payout under the annual cash incentive plan for each year, and (c) the grant date fair value of the equity awards received during the five-year period. On the other hand, TDC realized for the five-year period includes (a) base salary for each year, (b) the actual amounts received under the annual cash incentive plan for the five-year period, and (c) the taxable value of stock options exercised and RSUs that vested and were settled during the five-year period.

Market Competitiveness Review

For fiscal 2012 as in prior years, we used the Radford Global Technology Survey and the Towers Watson Report on Top Management Compensation as our primary sources of market information about executive compensation practices because the former reflects compensation practices in the technology industry and the latter adds a perspective on the broader manufacturing labor market. In utilizing these surveys, we focused primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys has been used to inform the compensation committee’s decisions on base salary, annual cash incentives, long-term equity incentives and allocations between these three components of TDC. The compensation committee has not, however, established specific compensation parameters for each position based on the survey data.

Management Involvement in Compensation Process

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation.

The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentives for the chairman of the board and the executive officers are presented to the board for approval, and the chairman and the chief executive officer are not present during the voting and deliberations on their own compensation.

Use of Consultants

Historically, our compensation committee has not made regular use of outside compensation consultants. However, in January 2012, the compensation committee engaged Compensia, Inc. as its independent compensation consultant to review the design and operation of our executive compensation program and to identify potential changes in or enhancements to our compensation policies and practices. As part of this process, Compensia has assisted the compensation committee in identifying a peer group of companies whose compensation practices will be reviewed to assist the compensation committee in understanding executive compensation market practices and formulating future compensation strategies. It is expected that Compensia will consult with the compensation committee on a regular basis regarding the company’s executive compensation policies and practices, and that a representative of Compensia will attend compensation committee meetings from time to time to serve as a resource for the compensation committee. Aside from advising the compensation committee on executive and director compensation issues, Compensia performs no other services for us.

Base Salary

Annual base salaries are set by the compensation committee early in each fiscal year after giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position; the individual’s experience; individual performance in areas such as leadership, strategic contributions and execution of responsibilities; the company’s financial position; and restructuring and cost reduction efforts.

In the first quarter of fiscal 2012, our compensation committee approved base salaries for our named executive officers for fiscal 2012 that included increases equal to the amount of the annual car allowance that was eliminated as of the end of fiscal 2011 ($12,000 for Messrs. Fortun and Penn, and $9,000 for each of the other named executive officers). Including these increases, Mr. Penn’s and Mr. Schaefer’s annual base salaries were each increased 5.2% to restore them to the annual amounts that were in effect as of December 2007, and Mr. Radloff’s and Ms. Pautz’s base salaries were increased 12.0% and 8.8%, respectively, to improve their positions relative to the market. Mr. Fortun’s base salary increase was limited to the amount of the annual car allowance that was eliminated.

Annual Cash Incentive

In structuring the annual cash incentive plan for fiscal 2012, the compensation committee sought to utilize performance measures that would be related to both the near- and long-term success of the company and the value provided to our shareholders. The fiscal 2012 annual cash incentive plan incorporated both corporate financial measures and division operational measures. The corporate financial measures to be utilized for fiscal 2012 were the same as those utilized in fiscal 2011: earnings before taxes (excluding the impact of any annual cash incentive payout) (“EBT”) and free cash flow (“FCF”). For these purposes, our “free cash flow” for a fiscal year is defined as the cash provided by (used for) our operating activities minus the amount of our capital expenditures, each as shown in our consolidated statements of cash flows for the applicable year. The corporate financial goals for fiscal 2012 as originally approved are summarized as follows:

Performance Level
Performance Measures	Threshold	Target	Maximum
Earnings Before Taxes (EBT)	$3 million	$6 million	$12 million
Free Cash Flow (FCF)	$20 million	$25 million	$30 million

The three operational measures originally selected by the compensation committee for the Disk Drive Components Division for fiscal 2012 consisted of reductions in per suspension assembly production costs (a 45% weighting among divisional goals), increases in market share (a 45% weighting) and annual revenue from new business development initiatives (a 10% weighting). The measures selected for the BioMeasurement Division for fiscal 2012 involved the division’s annual revenue (a 30% weighting among divisional goals) and operating loss (a 30% weighting), and the number of sensor units sold during the year (a 40% weighting). These measures were selected and the related goals established because of their importance not only to performance in fiscal 2012, but also to the longer-term success of the respective divisions. The compensation committee believes that the difficulty of achieving the specified divisional goals during fiscal 2012 was comparable to the difficulty of achieving the corporate financial goals.

A recommended annual cash incentive target amount, expressed as a percentage of base salary, was determined by the compensation committee for each named executive officer in the first quarter of fiscal 2012 and is set forth in the second column of the table below. These percentages were unchanged from the previous fiscal year for each named executive officer, and were determined by the compensation committee giving consideration to the responsibilities of each position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company. The percentages recommended by the compensation committee were subsequently approved by the board. The allocation of each named executive officer’s annual cash incentive opportunity for fiscal 2012 among the performance measures described above is set forth in the last four columns of the following table.

		Percentage of Annual Cash Incentive Dependent on Achievement of:
Name	Incentive Target Amount as % of Base Salary	Corporate EBT Goal	Corporate FCF Goal	Disk Drive Components Division Goals	BioMeasurement Division Goals
Wayne M. Fortun	100%	20%	30%	40%	10%
David P. Radloff	40%	20%	30%	40%	10%
Richard J. Penn	60%	20%	30%	50%	—
R. Scott Schaefer	50%	20%	30%	50%	—
Connie L. Pautz	40%	20%	30%	40%	10%

Achievement of threshold performance with respect to any performance measure would ordinarily result in a payout of 50% of the target payout allocated to that performance measure, while meeting or exceeding the specified maximum level of performance with respect to any performance measure would ordinarily result in a payout of 200% of the target payout allocated to that performance measure. Performance between the specified threshold, target and maximum levels would ordinarily result in a proportionate payout between the indicated payout levels. The annual cash incentive program for fiscal 2012 as originally approved also provided that no named executive officer could receive any incentive payment unless at least the threshold corporate EBT goal was achieved, and that payouts above target level on divisional goals required at least threshold level performance on both corporate financial goals.

In January 2012, the compensation committee recommended and the board approved modifications to the performance goals and measures for the annual cash incentive program to reflect the expected impact on our operations and financial performance of the unprecedented flooding that forced the suspension of operations in, and caused significant damage to, our Thailand manufacturing facility and the disk drive supply chain generally in Thailand. The modified corporate financial goals for fiscal 2012 and the company’s actual performance against those goals are summarized as follows:

	Performance Level			Actual Performance
Performance Measures	Threshold	Target	Maximum
Earnings Before Taxes (EBT)	$(30) million and Q4 positive EBT	$(25) million and Q4 positive EBT	Fiscal year positive EBT	$(47.9) million
Free Cash Flow (FCF)	$10 million	$20 million	$30 million	$10.2 million

In addition, a fourth performance goal involving the restoration of operations in our Thailand manufacturing facility was added to the divisional performance measures for the Disk Drive Components Division, and the goal involving reduction of per suspension assembly production costs was relaxed due to the temporary shifting of production from Thailand to the U.S. The weighting of divisional performance goals for the Disk Drive Components Division was adjusted so that 30% was based on each of the goals relating to market share, reduction of production costs and restoring operations in Thailand, and 10% continued to be based on new business revenue. The compensation committee also recommended and the board approved that no payouts above target level would be made unless EBT was positive for fiscal 2012, and that no payouts above threshold level would be made to any named executive officers unless EBT was positive for the fourth quarter of fiscal 2012.

In addition to the company achieving threshold level performance on the modified corporate FCF goal, the Disk Drive Components Division achieved threshold level performance on its new business revenue goal. As a result, annual cash incentive payouts to the named executive officers for fiscal 2012 were as follows:

Name	Incentive Amount Paid ($)	Incentive Amount Paid as % of Target Incentive
Wayne M. Fortun	104,992	18.2%
David P. Radloff	20,371	18.2%
Richard J. Penn	43,682	18.9%
R. Scott Schaefer	30,729	18.9%
Connie L. Pautz	13,459	18.2%

Long-Term Equity Incentive

We have historically used stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period. For equity awards in fiscal 2012, however, the compensation committee decided to introduce time-vesting RSUs to the award mix, reflecting the view that retention of the named executive officers and other key personnel was a critical consideration and that

RSUs provide an effective retention incentive because they retain value even if the stock price does not increase. For purposes of allocating grant date award values between options and RSUs, the compensation committee placed greater emphasis on options than RSUs for our chief executive officer (70% options) and our senior vice presidents (60% options), as compared to a 50/50 allocation for other officers, believing that these allocations struck the appropriate balance between incentives to turn around the company and retention.

Consistent with previous years, our annual equity granting process for fiscal 2012 began with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within the technology industry and guidelines published by institutional investors and proxy advisory services. For these purposes, a share multiplier of 2:1 was applied to the “full value” RSU awards. Calculated on this basis, the compensation committee decided that the pool of shares available for equity awards to all employees in fiscal 2012 should be approximately 4.0% of the shares outstanding at the beginning of the fiscal year, compared to a 3.4% level used in fiscal 2011 and a 4.2% level used in fiscal 2010. The pool of shares made available for fiscal 2012 awards was below the 50th percentile level of annual run rates for companies with comparable revenues in the technology industry and well within guidelines published by proxy advisory services.

Once the size of the available share award pool was determined, management then developed recommended percentage allocations of the total shares available for the annual grants to each of four employee groups (executive officers, director-level employees, middle managers and non-management key contributors) in a manner intended to be consistent, to the greatest degree possible, with market practices for distributing long-term equity incentives among those employee groups and with the company’s other objectives in providing equity-based compensation, such as retention and alignment with shareholder interests. Recommended equity grants to individuals within each group were based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provided equity grant recommendations to the compensation committee for review and approval. The chief executive officer’s equity grants were determined by the compensation committee. In each case, an award to an individual was initially expressed in terms of a number of option shares, with the appropriate percentage of the option shares (either 30%, 40% or 50%, depending on the individual) translated into a number of RSUs at a ratio of 2 option shares for every 1 RSU. All fiscal 2012 equity grants for employees were approved by the compensation committee at its last regularly scheduled meeting during calendar year 2011, consistent with past practice. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make awards to employees other than executive officers.

The following table summarizes equity awards during the past three fiscal years to our named executive officers, and is provided to assist in distinguishing the grant date fair value of these awards as reported in the Summary Compensation Table on page 26 from the realizable value of those awards at the most recent fiscal year-end (“Aggregate Intrinsic Value at 9/30/12”). No named executive officer exercised any stock option during the past three fiscal years:

Name	Fiscal Year	Options Awarded (# shares)	RSUs Awarded (# units)	Aggregate Grant Date Fair Value ($)	Aggregate Intrinsic Value at 9/30/12 ($) (1)
Wayne M. Fortun	2012 2011 2010	70,000 100,000 100,000	15,000 — —	115,821 241,630 589,600	29,750 (128,000 (560,000	) )
David P. Radloff	2012 2011 2010	24,000 30,000 16,000	8,000 — —	44,567 72,489 94,336	15,200 (38,400 (89,600	) )
Richard J. Penn	2012 2011 2010	33,000 55,000 55,000	11,000 — —	61,280 132,897 324,280	20,900 (70,400 (308,000	) )
R. Scott Schaefer	2012 2011 2010	24,000 35,000 35,000	8,000 — —	44,567 84,571 206,360	15,200 (44,800 (196,000	) )
Connie L. Pautz	2012 2011 2010	15,000 20,000 20,000	7,500 — —	32,105 48,326 117,920	13,875 (25,600 (112,000	) )

(1)	For options, represents the difference between the market value of a share of the company’s common stock on September 30, 2012 ($1.75) and the exercise price of the option. For RSUs, represents the market value of the underlying shares on September 30, 2012.

Severance and Change in Control Arrangements

We have entered into severance and change in control agreements with the named executive officers. These agreements generally provide for payments of severance benefits and health insurance premiums to an executive if the executive’s employment with the company is terminated by the company without cause or by the executive for “good reason,” in either case within 24 months of a change in control of the company or a division of the company. Payments and benefits available under these agreements and the company’s severance pay plan are described more fully beginning on page 30. The compensation committee believes these severance and change in control agreements are important as a recruitment and retention device, are an important part of a competitive overall compensation program for the executives involved, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing the executives to focus their undivided attention on advancing the interests of the company and its shareholders.

Stock option awards made prior to January 30, 2008 will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it would provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

Stock option and any other equity-based awards made on or after January 30, 2008 provide for “double trigger” treatment in the event of a change in control, meaning that if the award continues in place after the change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction, in the case of awards made under the 1996 Incentive Plan, or one year following the change in control transaction, in the case of awards made under the 2011 Incentive Plan. The compensation committee believes this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. The compensation committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

The severance and change in control agreements described above are, however, limited to the degree necessary to avoid making such payments and benefits subject to the excise tax on “parachute payments” under the Code.

Ownership Guidelines

Our board of directors believes that directors and executive officers of the company should have a significant equity interest in the company, and has established stock ownership guidelines to encourage share ownership. The guidelines as amended by our board of directors in October 2011 specify that each covered individual should hold shares of our common stock equal in value to at least the amount specified in the following table:

Leadership Position	Value of Shares
Non-employee director	5x annual cash retainer as board member
Chief executive officer	5x annual base salary
Chief financial officer, chief technology officer and senior vice presidents	2x annual base salary
Vice presidents	1x annual base salary

Individuals subject to the guidelines are expected to hold a minimum of 50% of net profit shares from option exercises and 100% of the net profit shares from any other equity-based awards until they satisfy the ownership guidelines. Shareholdings are valued for these purposes based on the greater of (i) the closing price of our common stock as of the most recent fiscal year end, or (ii) the acquisition value of the shares (the purchase price of shares that have been purchased or the taxable value of shares received through an equity-based compensation award). As of the end of fiscal 2012, Messrs. Fortun, Huffer, Monahan and VerHage had stock holdings sufficient to meet the guidelines as they currently exist. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Compensation Actions Taken for Fiscal 2013

In October 2012, our compensation committee and board approved the compensation arrangements for Richard J. Penn in connection with his promotion to president and chief executive officer, effective October 1, 2012. Mr. Penn’s fiscal 2013 base salary was set at $425,000, his annual cash incentive plan target payout for fiscal 2013 was set at 80% of his base salary, and he received a promotion-related incentive stock option award covering 50,000 shares of the company’s common stock which will vest and become exercisable as to one-third of the shares on each of the first three anniversaries of the grant date.

Also during the first quarter of fiscal 2013, our compensation committee and board approved base salaries, annual cash incentive plan target payout percentages and performance goals, and equity-based compensation awards for our named executive officers for fiscal 2013. As part of a company-wide cost reduction program, the annual base salary of each vice president of the company, including those who are named executive officers, was reduced by 5%, and Mr. Penn’s annual base salary was reduced by approximately 6% to $400,000. The structure of the annual cash incentive plan for fiscal 2013 for company executives, including the named executive officers, is similar to the structure used in fiscal 2012, including the use of earnings before taxes and free cash flow as the equally-weighted (each 30%) corporate financial measurements, and the use of three operational goals (collectively weighted 40%) involving our Disk Drive Components Division. No operational goals related to the BioMeasurment Division were included in the fiscal 2013 cash incentive plan for executives.

The annual equity-based compensation awards for executives, including the named executive officers, for fiscal 2013 were again comprised solely of stock options, reflecting the perceived greater turnaround incentive value of stock options as opposed to RSUs or other forms of full-value awards.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

    William T. Monahan, Chair

    Martha Goldberg Aronson

    Russell Huffer

    Philip E. Soran

Compensation Risk Assessment

To determine the level of risk arising from our compensation policies and practices, the company conducted a risk assessment and evaluation process in May 2012 that involved representatives of the company’s human resources, finance and internal audit functions. The risk assessment and evaluation examined the compensation programs applicable to our employees generally, including our named executive officers, and included consideration of strategic risk, cultural risk, governance risk, pay-mix risk, performance measurement risk, risk management practices, and structural and implementation risk. The findings were reviewed by senior management prior to being reviewed and discussed with the compensation committee.

Based upon this assessment, we concluded that our compensation policies and practices do not encourage excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

The compensation program is designed to avoid providing incentives for excessive or unnecessary risk taking. The base salary component of our compensation program does not encourage risk taking because it is a fixed amount. Our annual and long-term incentive awards include the following risk-limiting characteristics:

•	annual incentive awards to executive officers are subject to a fixed maximum payout ranging between 80% and 200% of the officer’s base salary;

•	annual incentive awards are subject to a variety of indicators of company-wide and business unit performance, thereby diversifying the risk associated with any single performance indicator;

•

the degree of difficulty in annual cash incentive plan goals established by the compensation committee and board is influenced by their consideration of factors such as the board of directors’ longer-term expectations for earnings growth;

•

the compensation committee and independent directors must approve all incentive awards and payouts for executive officers, and retain the discretion to adjust awards or payouts if they believe circumstances warrant;

•	long-term equity incentive awards vest over multiple years to align the interests of executive officers with long-term shareholder interests; and

•	executive officers are subject to stock ownership guidelines, described above, which are reviewed annually.

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2012, 2011 and 2010 by our “named executive officers,” who are the chief executive officer and the chief financial officer during fiscal 2012 and the next three most highly compensated individuals who were serving as executive officers of our company on September 30, 2012, the last day of fiscal 2012.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wayne M. Fortun (5) President and Chief Executive Officer	2012 2011 2010	586,056 571,553 588,465	25,500 — —	90,321 241,630 589,600	104,992 113,051 —	9,266 18,408 51,665	816,135 945,902 1,229,730
David P. Radloff Vice President and Chief Financial Officer	2012 2011 2010	279,626 246,844 201,188	13,600 — —	30,967 72,489 94,336	20,371 20,000 —	6,869 9,625 8,403	351,433 348,706 303,927
Richard J. Penn (5) Senior Vice President and President of the Disk Drive Components Division	2012 2011 2010	388,708 365,747 361,884	18,700 — —	42,580 132,897 324,280	43,682 27,431 —	9,394 14,549 28,546	503,064 540,624 714,710
R. Scott Schaefer Vice President and Chief Technology Officer	2012 2011 2010	325,642 308,838 305,556	13,600 — —	30,967 84,571 206,360	30,729 38,605 —	7,353 10,152 11,208	408,291 442,166 523,124
Connie L. Pautz Vice President of Human Resources	2012 2011	185,690 165,786	12,750 —	19,355 48,326	13,459 13,600	5,299 10,035	236,553 237,410

(1)	The “Salary” column presents the base salary earned during each of the applicable fiscal years.
(2)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the RSU and option awards, respectively, granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of equity awards granted in fiscal 2012, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012.
(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.
(4)	Amounts shown in the “All Other Compensation” column for fiscal 2012 include the following:

Name	Company Contribution to 401(k) Plan ($)	Financial Planning Assistance ($) (a)	Car Allowance ($) (b)	Service Award ($) (c)	Total ($)
Wayne M. Fortun	5,928	1,030	2,308	—	9,266
David P. Radloff	4,396	—	1,731	742	6,869
Richard J. Penn	6,086	1,000	2,308	—	9,394
R. Scott Schaefer	5,242	380	1,731	—	7,353
Connie L. Pautz	2,918	650	1,731	—	5,299

(a)	The amounts shown for financial planning assistance are determined by the amounts paid to third-party providers.
(b)	The amounts shown for car allowance represents a cash payment to cover automobile expenses. This program was discontinued at the end of fiscal 2011, with final payments made in the first quarter of fiscal 2012 and reflected in this table.
(c)	Represents a payment made to employees upon each five-year anniversary of employment, which amount is then increased to cover the payment of related taxes. Mr. Radloff received an award of $500 in fiscal 2012 for his 25 years of service to our company, which amount was increased $242 to cover the payment of taxes.

(5)	Effective October 1, 2012, the first day of fiscal 2013, Mr. Penn became our president and chief executive officer, and Mr. Fortun became chairman of our board of directors.

Grants of Plan-Based Awards

For their service during fiscal 2012, the named executive officers received three types of plan-based awards: a stock option award and a restricted stock unit award, each granted on November 29, 2011 under the 2011 Incentive Plan, and an award under our annual cash incentive plan, which was paid in the first quarter of fiscal 2013.

Option Awards Under the 2011 Incentive Plan

Option awards granted under the 2011 Incentive Plan during fiscal 2012 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the vested portion of an option will remain exercisable for one year after the date employment ends. In no case will an option be exercisable beyond the end of its original term.

In the event of a merger or consolidation involving our company, an option award can be assumed by the surviving or successor corporation or replaced by an equity-based award with the same value. If no such assumption or replacement is made, the compensation committee may accelerate the vesting of the option or cancel the option and pay to the holder an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. See “Potential Payments Upon Termination or Change in Control” below for more information.

Restricted Stock Unit Awards Under the 2011 Incentive Plan

Restricted stock unit awards granted under the 2011 Incentive Plan during fiscal 2012 to employees of our company, including the named executive officers, vest as to one-third of the units on each of the first, second and third anniversaries of the date of grant. In the event of a merger or consolidation involving our company, a restricted stock unit award can be assumed by the surviving or successor corporation or replaced by an equity-based award with the same value. If no such assumption or replacement is made, the compensation committee may accelerate the vesting of the award or cancel the award and pay to the holder an amount in cash equal to the fair market value of the shares subject to the restricted stock units immediately prior to the change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target amount, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2012 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved corporate financial goals. Forty percent of the corporate financial goal was based on pre-established EBT objectives during specified portions of fiscal 2012, and the remaining 60% was based on pre-established objectives for our FCF achieved during fiscal 2012. Both of these corporate financial goals were modified after the beginning of the fiscal year in view of the flooding in Thailand.

The other 50% of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2012 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic and financial goals. The 50% of the annual cash incentive opportunity that was based on the achievement of divisional goals was broken down as follows: the opportunity was allocated as 80% for the Disk Drive Components Division goals and 20% for the BioMeasurement Division goals for each of Mr. Fortun, Mr. Radloff and Ms. Pautz, and the opportunity was based entirely on the achievement of our Disk Drive Components Division goals for each of Mr. Penn and Mr. Schaefer.

The actual payouts made under the annual cash incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please see the Compensation Discussion and Analysis section of this proxy statement for information regarding the company’s and divisions’ performance against the plan’s goals.

The following table summarizes stock option, RSU and annual cash incentive plan awards made to the named executive officers during fiscal 2012:

Grants of Plan-Based Awards in Fiscal 2012

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	or Units (#)	Options (#)	Awards ($/Sh) (5)	Awards ($) (6)
Wayne M. Fortun		12,718	577,261	1,154,522	—	—	—	—
	11-29-11	—	—	—	15,000	—	—	25,500
	11-29-11	—	—	—	—	70,000	1.70	90,321
David P. Radloff		2,520	112,000	224,000	—	—	—	—
	11-29-11	—	—	—	8,000	—	—	13,600
	11-29-11	—	—	—	—	24,000	1.70	30,967
Richard J. Penn		5,775	231,000	462,000	—	—	—	—
	11-29-11	—	—	—	11,000	—	—	18,700
	11-29-11	—	—	—	—	33,000	1.70	42,580
R. Scott Schaefer		4,063	162,500	325,000	—	—	—	—
	11-29-11	—	—	—	8,000	—	—	13,600
	11-29-11	—	—	—	—	24,000	1.70	30,967
Connie L. Pautz		1,665	74,000	148,000	—	—	—	—
	11-29-11	—	—	—	7,500	—	—	12,750
	11-29-11	—	—	—	—	15,000	1.70	19,355

(1)	These columns present possible payouts under the annual cash incentive plan for fiscal 2012. Actual amounts paid to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance was achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.
(3)	Target amounts represent a percentage of each named executive officer’s base salary at the time of grant: 100% for Mr. Fortun, 40% for Mr. Radloff, 60% for Mr. Penn, 50% for Mr. Schaefer, and 40% for Ms. Pautz.
(4)	Maximum amounts represent 200% of each named executive officer’s target amount.
(5)	The exercise price of options awarded during fiscal 2012 was the closing sale price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.
(6)	Represents the grant date fair value of options and RSUs awarded during fiscal 2012 computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of equity awards granted in fiscal 2012, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 30, 2012. The equity awards consist of stock options granted under the 1996 Incentive Plan and 2011 Incentive Plan and RSUs granted under the 2011 Incentive Plan.

Outstanding Equity Awards at Fiscal 2012 Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Wayne M. Fortun	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	40,000	—	27.46	11-30-15
	11-29-06	75,000	—	23.05	11-29-16
	11-28-07	75,000	—	26.21	11-28-17
	12-3-08	90,000	—	3.03	12-3-18
	12-2-09	100,000	—	7.35	12-2-19
	12-1-10	50,000	50,000	3.03	12-1-20
	11-29-11	23,334	46,666	1.70	11-29-21
	11-29-11					10,000	17,500

David P. Radloff	11-19-03	4,520	—	32.38	11-19-13
	12-1-04	5,000	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	10,000	—	23.05	11-29-16
	11-28-07	10,000	—	26.21	11-28-17
	12-3-08	10,000	—	3.03	12-3-18
	12-2-09	16,000	—	7.35	12-2-19
	12-1-10	15,000	15,000	3.03	12-1-20
	11-29-11	8,000	16,000	1.70	11-29-21
	11-29-11					2,667	9,333

Richard J. Penn	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	30,000	—	23.05	11-29-16
	11-28-07	30,000	—	26.21	11-28-17
	12-3-08	40,000	—	3.03	12-3-18
	12-2-09	55,000	—	7.35	12-2-19
	12-1-10	27,500	27,500	3.03	12-1-20
	11-29-11	11,000	22,000	1.70	11-29-21
	11-29-11					3,667	12,833

R. Scott Schaefer	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,500	—	27.46	11-30-15
	11-29-06	14,500	—	23.05	11-29-16
	11-28-07	14,500	—	26.21	11-28-17
	12-3-08	20,000	—	3.03	12-3-18
	12-2-09	35,000	—	7.35	12-2-19
	12-1-10	17,500	17,500	3.03	12-1-20
	11-29-11	8,000	16,000	1.70	11-29-21
	11-29-11					2,667	9,333

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Connie L. Pautz	11-19-03	2,960	—	32.38	11-19-13
	12-1-04	3,275	—	32.77	12-1-14
	11-30-05	3,500	—	27.46	11-30-15
	11-29-06	3,500	—	23.05	11-29-16
	11-28-07	4,000	—	26.21	11-28-17
	12-3-08	5,000	—	3.03	12-3-18
	12-2-09	20,000	—	7.35	12-2-19
	12-1-10	10,000	10,000	3.03	12-1-20
	11-29-11	5,000	10,000	1.70	11-29-21
	11-29-11					2,500	8,750

(1)	Each unvested stock option granted on or before December 1, 2010 will vest and become exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Each unvested stock option granted on November 29, 2011 will vest and become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant.
(2)	Each unvested RSU award will vest as to one-third of the shares represented by the unit on each of the first, second and third anniversaries of the date of grant.
(3)	Equals the number of unvested units multiplied by the fair market value of our stock on September 30, 2012 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 28, 2012, the last trading day of the fiscal year).

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2012.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management. Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change.

The severance pay plan provides that each of the chief executive officer, chief financial officer and chief technology officer will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months.

The severance pay plan provides that each vice president will receive a lump sum severance payment equal to (a) one times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for six months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for six months.

Different tiers of benefits are provided to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Severance and Change in Control Agreements

All of our named executive officers are party to a severance and change in control agreement pursuant to which he or she will be eligible to receive specified payments and benefits if our company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with our company for good reason, within 24 months following a “change in control event.” Under the agreement, a “change in control event” generally means the occurrence of any of the following:

•	any person becomes the beneficial owner of 50% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors on the effective date of the agreement or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated;

•	our shareholders approve a complete liquidation or dissolution of our company; or

•	the sale, discontinuation or disposition of all or substantially all, or a material portion of, the business or assets of a division to which such key employee was assigned.

A change in control event will not, however, occur in connection with a transaction described if 50% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits to which the officer would otherwise be entitled under the company’s severance pay plan in connection with such a termination of employment.

The severance and change in control agreements entered into with the chief executive officer, chief financial officer and chief technology officer provide for a lump sum payment in the event of such a termination of employment equal to (a) two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 24 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

The severance and change in control agreements entered into with each vice president provide for a lump sum payment in the event of such a termination of employment equal to (a) 1.5 times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 18 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

Equity Incentives

Under the 1996 Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, the plan provides that a stock option will remain exercisable for the following periods of time after the date employment ends, but only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends.

For option awards made prior to January 30, 2008, the 1996 Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The 1996 Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made under the 1996 Incentive Plan on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced.

Under the 1996 Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the plan was adopted or who, since that time, were nominated for election or elected by our board of directors; or

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated.

A change in control will not, however, occur in connection with a transaction described in the last bullet above if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the 1996 Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax on “parachute payments” under the Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the 1996 Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

The stock options and restricted stock unit awards granted under the 2011 Incentive Plan have similar termination and change in control provisions as those contained in the stock option awards granted under the 1996 Incentive Plan, as it was amended in 2008, except as follows:

•

Under the 2011 Incentive Plan, if a plan participant’s employment ends because of death or disability, an option may be exercised for one year after the date employment ends, but only to the extent it was exercisable before employment ended (as opposed to full acceleration and three years of exercisability).

•

If a change in control involving a reorganization, merger or consolidation, or asset sale occurs under the 2011 Incentive Plan, the vesting of awards can be accelerated or the awards cancelled in exchange for payment only if the awards are not continued, assumed or replaced by the surviving or successor entity. If a change in control involving a change in voting interest or a turnover in the majority of the board, however, the 2011 Incentive Plan provides that the compensation committee has discretion in deciding whether to accelerate the vesting of awards or cancel them in exchange for payment.

•

The 2011 Incentive Plan provides that if a surviving or successor entity continues, assumes or replaces an award following a change in control and subsequently terminates the employment of the holder without cause, the vesting of such award will be accelerated if the termination occurs within one year of the change in control (as opposed to 24 months).

•

In the event the shareholders of the company approve the complete liquidation or dissolution of the company, all outstanding awards under the 2011 Incentive Plan will vest and will terminate immediately prior to the consummation of any such proposed action.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Estimated Payments That Would Have Been Made to Messrs. Radloff, Penn and Schaefer and Ms. Pautz

The compensation amounts shown below are estimates of the amounts that would have become payable to each continuing named executive officer if his or her employment had terminated September 30, 2012, the last day of our fiscal year. The calculations for severance in connection with a change in control assume that the change in control and severance both occurred on the last day of the fiscal year and that equity awards were not continued, assumed or replaced by a surviving or successor entity in connection with a change in control.

Name	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
David P. Radloff
Severance Pay Plan (1)	449,477	—	—
Severance and Change in Control Agreement (2)	—	611,823	—
Acceleration of unvested stock options (3)	—	1,200	—
Acceleration of unvested RSUs (4)	—	14,000	—

Total	449,477	627,023	—

Richard J. Penn
Severance Pay Plan (1)	617,476	—	—
Severance and Change in Control Agreement (2)	—	845,894	—
Acceleration of unvested stock options (3)	—	1,650	—
Acceleration of unvested RSUs (4)	—	19,250	—

Total	617,476	866,794	—

R. Scott Schaefer
Severance Pay Plan (1)	510,384	—	—
Severance and Change in Control Agreement (2)	—	680,046	—
Acceleration of unvested stock options (3)	—	1,200	—
Acceleration of unvested RSUs (4)	—	14,000	—

Total	510,384	695,246	—

Name	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
Connie L. Pautz
Severance Pay Plan (5)	201,946	—	—
Severance and Change in Control Agreement (6)	—	314,712	—
Acceleration of unvested stock options (3)	—	750	—
Acceleration of unvested RSUs (4)	—	13,125	—

Total	201,946	328,587	—

(1)	Lump sum payment equal to 1.5 times annual base salary; average annual cash incentive payout for fiscal 2010, 2011 and 2012; and 12 months of medical and dental insurance premiums.

(2)	Lump sum payment equal to two times annual base salary, target annual cash incentive amount for fiscal 2012, and 24 months of medical and dental insurance premiums.
(3)	The value of the acceleration is equal to the difference between the fair market value of our stock on September 30, 2012 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 28, 2012, the last trading day of the fiscal year) and the exercise price of each unvested option. The only unvested options not underwater at that point were those granted under the 2011 Incentive Plan, which does not provide for acceleration upon death or disability.
(4)	The value of the acceleration is equal to the fair market value of our stock on September 30, 2012 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 28, 2012, the last trading day of the fiscal year) for each unvested RSU. The RSUs were granted under the 2011 Incentive Plan, which does not provide for acceleration upon death or disability.
(5)	Lump sum payment equal to one times annual base salary; average annual cash incentive payout for fiscal 2010, 2011 and 2012; and six months of medical and dental insurance premiums.
(6)	Lump sum payment equal to 1.5 times annual base salary, target annual cash incentive amount for fiscal 2012, and 18 months of medical and dental insurance premiums.

Transition in Mr. Fortun’s Role

Effective October 1, 2012, Mr. Fortun vacated the office of chief executive officer and was appointed as the non-executive chairman of the company’s board of directors. In his role as chairman, Mr. Fortun was to receive an annual retainer of $250,000, payable 80% in cash and 20% in stock options. This retainer was reduced by 5% in the first quarter of fiscal 2013 as part of a company-wide cost reduction program. Mr. Fortun may elect to receive some or all of the cash portion of his annual retainer in shares of company common stock. Mr. Fortun will also be reimbursed by the company for the cost of his COBRA continuation health care coverage for a period of 18 months, at an estimated cost to the company of $15,819.

Since he is no longer an executive officer of the company, Mr. Fortun cannot participate in the severance pay plan and is no longer a party to a severance and change in control agreement. The equity awards he was granted as an executive officer under the 1996 Incentive Plan and 2011 Incentive Plan continue to vest, however, as he continues to provide service to the company as a director. If he had experienced severance from his position in connection with a change in control, the value of the acceleration of his unvested stock options would have been $3,500, and the value of the acceleration of his unvested RSUs would have been $26,250, calculated in the manner that such calculations were made for the continuing named executive officers in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2012 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	4,111,848	(1)	14.072	2,331,295	(2)
Equity Compensation Plans Not Approved by Securityholders	—		—	105,079	(3)
Total	4,111,848			2,436,374

(1)	Reflects securities to be issued under the 1996 Incentive Plan and 2011 Incentive Plan.
(2)	Includes securities available for future issuance under the 2011 Incentive Plan other than upon the exercise of an outstanding option.
(3)	Includes securities available for future issuance under the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan, through which our non-employee directors can elect to receive some or all of the retainer payments to which they are entitled in the form of shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10% of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file on a timely basis during fiscal 2012 any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 30, 2012, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the SEC.

Audit Committee:

    Thomas R. VerHage, Chair

    Russell Huffer

    Frank P. Russomanno

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2012, including financial statements, and a letter to our shareholders are being mailed with this proxy statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Material from the organization holding the account. The Notice contains instructions on how to access our proxy material on the Internet and vote your shares over the Internet and how to request a paper or e-mail copy of our proxy material, including our Annual Report on Form 10-K for fiscal 2012 and the letter to shareholders.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2012 may do so without charge by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

/s/ Peggy Steif Abram
Peggy Steif Abram Secretary

Dated: December 17, 2012

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

January 30, 2013

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on January 30, 2013.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at:

www.htch.com/proxymaterials

• the Company’s Notice of Annual Meeting and Proxy Statement;

• the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

• the form of Proxy Card;

• the Letter to Shareholders; and

• directions to the Annual Meeting.

Hutchinson Technology Incorporated	proxy
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 30, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Wayne M. Fortun, Richard J. Penn and Russell Huffer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Annual Meeting and all adjournments.

(Continued on other side)

COMPANY #

There are three ways to vote your proxy.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/htch/ — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 29, 2013.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK ☐☐ ☐ EASY ☐☐ ☐ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 29, 2013.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.

If you vote by Internet or telephone, please do not mail your proxy card

☐ Please detach here ☐

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 Wayne M. Fortun 02 Martha Goldberg Aronson 03 Russell Huffer 04 Richard J. Penn	05 Frank P. Russomanno 06 Philip E. Soran 07 Thomas R. VerHage	☐Vote FOR all nominees (except as marked)	☐Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote on executive compensation	☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2013 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.